Filed pursuant to Rule 433
January 6, 2026

Pricing Term Sheet
Relating to
Preliminary Prospectus Supplement dated
January 6, 2026 to
Registration Statement No. 333-238245

STATE OF ISRAEL

4.500% BONDS DUE 2031

5.000% BONDS DUE 2036

5.875% BONDS DUE 2056

Issuer:	State of Israel
Securities Offered:	4.500% Bonds due 2031 (the “2031 Bonds”) 5.000% Bonds due 2036 (the “2036 Bonds”) 5.875% Bonds due 2056 (the “2056 Bonds” and, together with the 2031 Bonds and the 2036 Bonds, the “Bonds”)
Principal Amount:	US$2,250,000,000 for the 2031 Bonds US$2,000,000,000 for the 2036 Bonds US$1,750,000,000 for the 2056 Bonds
Maturity Date:	January 13, 2031 for the 2031 Bonds January 13, 2036 for the 2036 Bonds January 13, 2056 for the 2056 Bonds
Trade Date:	January 6, 2026
Original Issue Date (Settlement):	Expected January 13, 2026 (T+5)[1] through the book-entry facility of The Depository Trust Company
Issue Price (Price to Public):

2031 Bonds: 99.523%, plus accrued interest from January 13, 2026 if settlement occurs after that date

2036 Bonds: 98.693%, plus accrued interest from January 13, 2026 if settlement occurs after that date

2056 Bonds: 96.773%, plus accrued interest from January 13, 2026 if settlement occurs after that date

Net Proceeds to Issuer (before expenses):	2031 Bonds: US$2,237,580,000 (99.448%) 2036 Bonds: US$1,971,360,000 (98.568%) 2056 Bonds: US$1,689,152,500 (96.523%)
Coupon:	2031 Bonds: 4.500% 2036 Bonds: 5.000% 2056 Bonds: 5.875%
Yield to Maturity:	2031 Bonds: 4.608% 2036 Bonds: 5.169% 2056 Bonds: 6.111%
Benchmark Treasury:	2031 Bonds: 3.625% due December 31, 2030 2036 Bonds: 4.000% due November 15, 2035 2056 Bonds: 4.750% due August 15, 2055
Benchmark Treasury Price and Yield:	2031 Bonds: 99-20; 3.708% 2036 Bonds: 98-20+; 4.169% 2056 Bonds: 98-08+; 4.861%
Spread to Benchmark Treasury:	2031 Bonds: +90 basis points 2036 Bonds: +100 basis points 2056 Bonds: +125 basis points
Interest Payment Period:	Semi-annually
Interest Payment Dates:	2031 Bonds: Each January 13 and July 13, commencing July 13, 2026 2036 Bonds: Each January 13 and July 13, commencing July 13, 2026 2056 Bonds: Each January 13 and July 13, commencing July 13, 2026
Denominations:	US$200,000 and multiples of US$1,000 above that amount
Business Day:	New York
CUSIP:	2031 Bonds: 46515CJY1 2036 Bonds: 46515CJZ8 2056 Bonds: 46515CKR4

ISIN:	2031 Bonds: US46515CJY12 2036 Bonds: US46515CJZ86 2056 Bonds: US46515CKR42
Joint Bookrunners:	BofA Securities, Inc. (20%); Citigroup Global Markets Inc. (20%); Deutsche Bank Aktiengesellschaft (20%); Goldman Sachs & Co. LLC (20%); J.P. Morgan Securities plc (20%)
Issuer Ratings:	Baa1 (negative) / A (stable) / A (negative)* (Moody’s) / (Standard & Poor’s) / (Fitch)
Expected Issue Ratings:	Baa1 / A / A* (Moody’s) / (Standard & Poor’s) / (Fitch)

*Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each rating should be evaluated independently of each other rating.

This pricing term sheet relates only to the securities described above and should be read in conjunction with the Preliminary Prospectus Supplement, dated January 6, 2026 (the “Preliminary Prospectus Supplement”), and the accompanying Base Prospectus, dated May 20, 2020 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”). The information in this pricing term sheet supplements and supersedes the information in the Prospectus to the extent it is inconsistent with the information contained therein.

1 We expect that delivery of the Bonds will be made to investors on or about January 13, 2026, which will be the fifth business day, accounting for federal holidays as observed in the United States, following the date of this pricing term sheet. Since trades in the secondary market generally settle in one business day, purchasers who wish to trade the Bonds any date prior to the first business day before delivery will be required, by virtue of the fact that the Bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Bonds who wish to trade Bonds on any date prior to the first business day before delivery should consult their own advisor.

The Preliminary Prospectus Supplement and accompanying Base Prospectus are available under the following link:

https://www.sec.gov/Archives/edgar/data/52749/000110465926001036/tm2534616-2_424b5.htm

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for this offering if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Deutsche Bank Aktiengesellschaft at +49(69)910-30725, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities plc at +44-20-7134-2468.

MiFID II and UK MiFIR – professional investors/ECPs only/No PRIIPs or UK PRIIPs KID: Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the Bonds are not available to retail investors in the EEA or UK.